Golden Patriot, Corp. Acquires Goldview

Stream of acquisitions reflect wisdom and experience of a management team that knows the lay of the land like no other

Golden Patriot, Corp.

OTCBB: GPTC

Expanding Portfolio

Golden Patriot, Corp. has acquired a 100 per cent interest in the Goldview project, located in the Battle Mountain-Eureka Trend, adjacent to Placer Dome Inc.'s recent Cortez Hills discovery. The acquisition consists of 76 mineral claims.

The Cortez Hills discovery hosts 5.5 million ounces of gold. The Goldview claims lie on trend, eight miles east of the recent Mill Canyon discovery by Victoria Resources Corporation who have identified four high-grade, Carlin type gold zones.

In fact, Victoria Resources Coporation has had excellent results on its recent program, with eight of ten holes showing high-grade gold mineralization up to 2.09 ounces per tonne of gold.

GPTC has also concluded the acquisition of all of the assets of Scoonover Exploration LLC, consisting of numerous unpatended load mineral claims and net smelter royalties throughout five properties in north central Nevada. The acquisition also includes a net smelter royalty on the previously disclosed 58 mineral claims at Dun Glen and 16 mineral claims at the Debut properties. In addition, GPTC has acquired a net smelter royalty and eight mineral claims on the Roxy Silver Property.

GPTC has recently announced that it has entered into a letter of intent to jointly explore and develop the Debut Gold Property with Megastar Development Corp. ("Megastar") (TSX Venture: MDV).  In consideration for a 50 per cent ownership interest in the Debut Gold Property Megastar will pay GPTC $201,600 USD and issue 500,000 common shares of Megastar over a five-year period.  In addition, Megastar will incur $1,000,000 USD in work exploration and development expenditures within the next five years.

The Debut Gold Poperty consists of 16 mining claims over 320 acres. It is located in North Eastern Nevada, which is part of the Basin and Range tectonic province of the Western United States. The property was previously owned by Pegasus Gold, and it is in region of active gold mines and significant past mining as well as numerous exploration prospects.  Drilling intercepted wide zones of +100 ppb gold with up to 15 feet of 0.038 oz/ton and a high of 0.078 oz/ton gold over 5 feet.

Most investors are at least aware of Nevada's history of prolific gold production. Some 140 million ounces worth $56 billion at today's prices have been taken from the state, making it a world leader in gold mining.

Nevada hosts many gold regions, perhaps most noteworthy the Carlin workings, a mega-project of phenomenal proportions. Yet, gold has been found in and produced from other areas of Nevada.

In the 1930s and 1940s, miners produced 50,000 ounces of gold from the Dun Glen

Property, in western Nevada in Pershing County near Mill City. In those days methods were crude and exploration below the water table at 250 feet depth was impossible. Miners had not yet learned to dewater. The Dun Glen was abandoned and left dormant for several decades.

In recent years, geologists at Newmont Mining Corporation ("Newmont") took a new look at the Dun Glen. After some evaluation, the company got semi-serious about it. It put in six drill pads and began work on a six-hole program. For whatever reason, somebody sent the wrong drills out to the project and five of six broke down-hole, with only one hole completing. Times being what they were in recent years with low gold prices, combined with the fact that the Newmont  team was really after deposits of very large scale, they too walked away from the property. But the geologists still believed in the presence of an economic ore body in the 500,000 to 2,000,000 ounce range.

With a history of production, and recent exploration (albeit flawed) the Dun Glen Property was an opportunity waiting to happen for a junior exploration and development group. That's where Golden Patriot, Corp. entered the picture.

The company has acquired 100 per cent of the Dun Glen Property and is now in the process of evaluating mid-tier producers as potential joint-venture partners for moving Dun Glen to the next stage.

Unlike the majority of gold deposits in Nevada, which are epithermal, the Dun Glen is a mesothermal deposit. In other words, the gold is not shot in micro-particles and widely disseminated through the host, thus lending itself to open pit workings, but rather it is found in a vein structure.

In Nevada, these mesothermal structures tend to go very deep and, even today, nobody has identified the true extent of the downdip of the structure on the Dun Glen Property.  They have, however, delineated a strike length of approximately 10,000 feet.

The geologists and management involved with Golden Patriot, Corp. are optimistic they will have a substantial deposit and, given their background and track records, investors, too, should feel a measure of confidence.

Conrad Clemiss

Position: President and Director

Mr. Clemiss has over 20 years of experience in the securities industry. Since 1995, Mr. Clemiss has been a Director and Officer of First Goldwater Resources Inc. He has been a director of Micron Enviro Systems, Inc., an oil and gas exploration and development company, since May 28, 2002. Mr. Clemiss was formerly with Canaccord Capital Corporation and Yorkton Securities Inc. Mr. Clemiss has knowledge and experience of the workings of publicly traded companies, specifically in the areas of investor relations, finance and business development. Mr. Clemiss' family has many years of gold experience being instrumental in the discovery of the International Corona mine in Ontario and Calpine Stikine discovery in northern B.C.

David Derby

Position: Director and CFO

Mr. Derby brings over ten years of experience in public markets to Golden Patriot, Corp. During that time he has served on the board of several public companies including Condor Gold Fields Inc. and Lateegra Resources Corp. Mr. Derby has overseen capital raised in excess of twenty million dollars for junior companies in his career and is excited to be a part of the Golden Patriot, Corp. team.

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E.L "Buster" Hunsaker III

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Position: Director

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Buster Hunsaker brings a wide range of capabilities and experience to Golden Patriot, Corp. Capabilities that include exploration work, geotechnical work and environmental monitoring. His clients have been the "whose who" in the mining industry. Companies such as SRK Consulting, Kennecott Exploration, Barrick Gold Exploration and Granges, just to name a few. Mr Hunsaker was also part of the team responsibe for increasing Newmont Gold's reserve base by 10,000,000 ounces at Carlin, Nevada while he was Project Geologist there from 1993 to 1995.

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Charles Sulfrian

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Position: Project Geologist

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Explorationist with over twenty-five years experience, primarily precious metals exploration and development. Experience includes property assessment and acquisition, grass-roots program design, mine-wide exploration and development supervision, contracts administration, design of metallurgical test programs, recovery process supervision and gold refining. Accomplishments include significant contributions to the exploration, discovery, and development of major gold deposits along the Carlin Trend of northeastern Nevada.

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The company has also recently acquired the Debut Property located near Delker, Nevada. The property comprised 320 acres over 16 claims and has geology similar to The Alligator Ridge Mine, which produced 2,000,000 ounces of gold over its life span.

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The combination of the company's properties represents the accumulated intelligence and wisdom of a management group that has been responsible for the discovery and development of huge quantities of gold over a time when the gold price was considerably lower than it is today. Their experience and their belief in these properties are the driving force behind Golden Patriot, Corp. Their technical expertise and extensive industry contacts bode well for the development of these interesting properties.

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Investors who want to add to the junior gold portion of their portfolios will want to give Golden Patriot, Corp. a good look. When the company continues to move these properties along, chances are you'll have a real winner on your books. ¦

Investment Hi-Lites

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  $500,000 in exploration by Newmont has brought the property to drill-ready stage.

  Six drill pads reclaimed on property.

  At least two vein sets with up to 7,000 feet of strike length.

  Open to depth. Never tested below 250 feet.

  Chip samples over one ounce of gold per ton and up to 2.24 ounces of gold per ton.

  Management responsible for some of the largest finds in Nevada's rich, gold history.

  The combination of the Dun Glen and the Debut Properties represents the accumulated intelligence and wisdom of a management group that has been responsible for the discovery and development of huge quantities of gold over a time when the gold price was considerably lower than it is today.

  Their technical expertise and extensive industry contacts bode well for the development of these two interesting properties.

  When the company cuts a deal and gets these two properties under development, chances are you'll have a real winner on your books. ¦

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Corporate Facts and Contact  Info

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total outstanding as of Dec. 19, 2003

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65,107,605

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restricted shares 51,913,760

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free trading shares 13,193,845

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Investor Relations Dept.

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1-866-GOLD-616

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1-866-465-3616

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The combination of the company's properties represents the accumulated intelligence and wisdom of a management group that has been responsible for the discovery and development of huge quantities of gold over a time when the gold price was considerably lower than it is today. Their experience and their belief in these properties are the driving force behind Golden Patriot, Corp. Their technical expertise and extensive industry contacts bode well for the development of these interesting properties.

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As the Company contuinues to cut deals and get these properties under development, chances are you'll have a real winner on your books. ¦

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Financial Profile has received payment of $CAD3,500 from KCrew Communications Inc., GPTC's investor relations firm,  for production and distribution of this report. We are an advertising service, not an investment advisory service. This document should not be considered a solicitation or recommendation to buy or sell securities. All due diligence should be conducted by the reader and/or their investment advisor. Investing in speculative issues is inherently risky. Always seek the advice of a professional advisor before making investment decisions.

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